Exhibit 10.10

Honeywell International Inc.
Supplemental Pension Plan
(Amended and Restated Effective January 1, 2009)

Article I - Purpose

     Effective November 20, 1975, Allied Corporation adopted the Allied Corporation Supplemental Retirement Plan for Executives and Key Employees. Such plan was amended and restated effective January 1, 2000 as the Honeywell International Inc. Supplemental Pension Plan (the "Plan"). Such plan is further amended and restated effective January 1, 2009 to comply with Section 409A of the Code.

     The purpose of the Plan is to provide participants and their joint annuitants and beneficiaries under the Pension Plan with the amount of retirement income that is not provided under the Pension Plan because the participant deferred compensation under one or more nonqualified deferred compensation plans of Honeywell International Inc., including the Incentive Plan and the Supplemental Savings Plans or, by reason of the limits imposed by Section 415 and 401(a)(17) of the Code. The Plan is also intended to cover any contractual obligation Honeywell has to pay pension benefits that cannot be provided under the provisions of the Pension Plan.

     The Plan as amended and restated effective January 1, 2009 applies to a participant who (i) has any portion of a Supplemental Benefit that accrues on or after January 1, 2005, (ii) has any portion of a Supplemental Benefit that accrued prior to January 1, 2005 but was vested on or after December 31, 2004, or (iii) has an increase in the value of any subsidy with respect to Grandfathered Benefits payable upon retirement before the Pension Plan’s normal retirement date that accrues or increases as a result of service after December 31, 2004. The Plan preceding this amendment and restatement applies to a participant not described in clause (iii) of the preceding sentence whose entire Supplemental Benefit accrued and vested before January 1, 2005 (“Grandfathered Benefit”).

     Except to the extent otherwise indicated, and to the extent otherwise inappropriate, the Pension Plan and the provisions thereof are hereby incorporated by reference.

Article II - Definitions

2.1 Accrued Pension Benefit - means the amount of retirement income payable under the Pension Plan to or with respect to a participant at the date required by this Plan.

2.2 Actuarial Equivalent or Actuarially Equivalent – means, except as otherwise provided in the Plan, a benefit having the same actuarial value as the benefit it replaces, determined using the same assumptions and methods as are used for determining actuarial equivalency benefit under the Pension Plan.

2.3 Board of Directors - means the Board of Directors of Honeywell.

2.4 Code - means the Internal Revenue Code of 1986, as amended from time to time.

2.5 Committee - means the Management Development and Compensation Committee of Honeywell.

2.6 Deferral Plan - means the Salary and Incentive Award Deferral Plan for Selected Employees of Honeywell International Inc. and its Affiliates, as the same may be amended from time to time.

2.7 Earliest Retirement Date – means the earliest date as of which the participant would be eligible to commence the receipt of his Pension Plan benefit, whether or not he elects to commence receipt of such Pension Plan benefit as of such date.

2.8 Honeywell - means Honeywell International Inc., a Delaware corporation and its subsidiaries.

2.9 Incentive Plan - means the Honeywell International Inc. Incentive Compensation Plan for Executive Employees, and all predecessor and successor plans.

2.10 Pension Plan - means the AlliedSignal Inc. Retirement Program (or any successor defined benefit pension plan) and any other defined benefit pension plan covering salaried employees of Honeywell International Inc. other than (i) this Plan, (ii) the portion of any defined benefit pension plan providing benefits to employees under the Honeywell Retirement Benefit Plan formula, the UOP Pension Plan formula, the UOP International Pension Plan for US Employees, the Norcross pension plan formula and the Novar pension plan formula and provisions of such pension plans, and (iii) the AlliedSignal Pension Plan for Contractual Obligations. Notwithstanding the foregoing, any Plan participant who is a participant in a plan described in subclause (ii) above and who has waived his or her right to the change in control benefit to which he or she was previously entitled under the terms of a severance agreement or plan maintained by Honeywell Inc. and is a participant in the Honeywell International Inc. Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above shall have this definition apply without regard to subclause (ii) above.

2.11 Plan - means the Honeywell International Inc. Supplemental Pension Plan.

2.12 Separation from Service Date – means the date on which the participant’s separation from service with Honeywell and its subsidiaries and affiliates occurs within the meaning of Section 409A of the Code. A participant’s Separation from Service Date occurs when the facts and circumstances indicate that Honeywell and the participant reasonably anticipate that no further services will be performed after a certain date or that the level of services the participant will perform after such date will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period (or, if shorter, the entire period of the participant’s employment by Honeywell and its subsidiaries and affiliates).

2.13 Specified Employee – means any participant who, at any time during the twelve (12) month period ending on the identification date (as determined by the Vice President, Compensation and Benefits or his delegate), is a specified employee under Section 409A of the Code, as determined by the Vice President, Compensation and Benefits or his delegate, which determination of “specified employees” and identification date shall be made by the Vice President, Compensation and Benefits or his delegate in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.

2.14 Supplemental Benefit - means the excess, if any, of (i) the retirement income payable to or with respect to a participant under the Pension Plan that would have been accrued by the participant (1) had the amount of deferred compensation awards under the Incentive Plan been compensation included for calculating benefits under the Pension Plan in the year the award would otherwise have been earned or payable as recognized by the Pension Plan, (2) had participant deferred contributions, as that term is defined in the Supplemental Savings Plan, been compensation included for calculating benefits under the Pension Plan in the year the compensation would otherwise have been earned or payable as recognized by the Pension Plan, (3) had the portion of base annual salary and incentive awards deferred by a participant under the terms of the Deferral Plan, been compensation included for calculating benefits under the Pension Plan in the year the compensation would otherwise have been earned or payable as recognized by the Pension Plan, (4) had the limits of Code Section 415 and 401(a)(17) not been incorporated in the Pension Plan, and (5) had the participant met all the requirements for a benefit from the Pension Plan with respect to all other pension benefits which Honeywell has become contractually obligated to pay to the participant, over (ii) the participant's Accrued Pension Benefit. A participant’s Supplemental Benefit shall include an estimate of any compensation or service that is required to be taken into account under the Pension Plan after the participant receives payment of his Supplemental Benefit.

2.15 Supplemental Savings Plans - means the Supplemental Non-Qualified Savings Plans for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries, as the same may be amended from time to time.

Article III - Participation

Participation in the Plan shall be limited to:

     (a) those participants in the Pension Plan (and their joint annuitants and beneficiaries) who as a result of having deferred an award under the Incentive Plan or having deferred compensation under the Supplemental Savings Plan or the Deferral Plan, receive or shall receive a lesser amount under the Pension Plan than would otherwise be paid or payable in the absence of such deferral;

     (b) those participants in the Pension Plan (and their joint annuitants and beneficiaries) who as a result of the limitations contained in Code Sections 415 or 401(a)(17) receive or will receive a lesser amount under the Pension Plan than would otherwise be paid or payable in the absence of such limitations; and

     (c) any employee who has entered into a contractual agreement with Honeywell under which Honeywell shall, after the termination of employment of the employee, provide a benefit in the form of a life annuity for the employee (and the employee's joint annuitant or beneficiary) as provided under the terms of the contractual agreement.

Article IV - Supplemental Benefit

4.01 Payment of Supplemental Benefit

     (a) Supplemental Benefits shall be payable directly to such participant, or such participant's joint annuitant or beneficiary, as applicable, from the general assets of Honeywell and Honeywell shall not be under any obligation to set aside any funds or other assets for the payment of the Supplemental Benefits under this Plan. Honeywell may, in its sole discretion, establish funds for payment of these Supplemental Benefits. However, any and all such funds shall remain assets of Honeywell and subject to the claims of creditors of the corporation. Such funds, if any, shall not be deemed to be assets of this Plan.

      Notwithstanding the preceding paragraph, the Committee is authorized (but not required) to cause Honeywell (or any successor thereto) to fund all or a part of the Supplemental Benefits for such participant or participants as it may select in its sole discretion from time to time. The amount of such funded Supplemental Benefits shall not be assets of Honeywell and shall not be subject to the claims of creditors of Honeywell. Such participants, if any, and the amount of any funded Supplemental Benefits shall be designated in Appendix A and the Supplemental Benefits of any participant not designated in Appendix A or the portion of any Supplemental Benefit not funded as designated in Appendix A shall not be so funded and shall remain subject to the provisions of the preceding paragraph of this Section 4.01(a) . A participant designated on Appendix A who is married on the date any funded Supplemental Benefits commence under Section 4.01(b) must obtain the written consent of the participant's spouse in the form and manner prescribed by the Committee to the election of any form of payment of such funded Supplemental Benefits other than a 50% joint and survivor annuity with the participant's spouse designated as the joint annuitant. The Committee is authorized to select, appoint and remove trustees or other entities or individuals, to enter into, amend and terminate trust or other agreements, to create trust or other secured funds, to cause Honeywell to make contributions to such funds in such amounts as the Committee may determine from time to time and to take all other actions that it may determine to be necessary or helpful in implementing the funding, including providing for the payment of Supplemental Benefits in accordance with applicable law.

     (b) The following rules shall be used in determining the time and form of payment for a participant’s Supplemental Benefit:

           (1) Except as otherwise provided in this paragraph (b), the Actuarial Equivalent value of a participant’s Supplemental Benefit shall be paid in a single lump sum payment as of the first day of the month following 105 days after the later of the participant’s Separation from Service Date or Earliest Retirement Date. For purposes of this clause (1), the Earliest Retirement Date of a participant who participates in the Retirement Earnings Plan formula of the Pension Plan shall be his Separation from Service Date.

           (2) A participant who was provided a payment election for his Supplemental Benefit prior to January 1, 2009 other than a participant described in clause (3) and who elected an annuity as his payment form shall, prior to his benefit commencement date, be entitled to elect from among the Actuarially Equivalent annuity forms of payment available to the participant under the Pension Plan other than annuity forms with a level income option. Such payments will begin as of the first day of the month following 105 days after the later of the participant’s Separation from Service Date or Earliest Retirement Date. If a participant fails to elect an annuity payment form by the required date, his Supplemental Benefit shall be paid in a single life annuity if he is unmarried on his benefit commencement date or in a joint and 50% survivor annuity, with his opposite sex spouse on his benefit commencement date as his contingent annuitant, if he is married on his benefit commencement date.

           (3) A participant who is listed on Schedule B of the Plan shall have his Supplemental Benefits paid or begin to be paid as of the date indicated on Schedule B in the payment form elected by such participant; provided that a participant who elected an annuity as his payment form shall, prior to his benefit commencement date, be entitled to elect from among the Actuarially Equivalent annuity forms of payment available to the participant under the Pension Plan other than annuity forms with a level income option. If a participant fails to elect an annuity payment form, his Supplemental Benefit shall be paid in a single life annuity if he is unmarried on his benefit commencement date or in a joint and 50% survivor annuity, with his opposite sex spouse on his benefit commencement date as his contingent annuitant, if he is married on his benefit commencement date.

          (4) A participant who is entitled to disability pension benefits under the Pension Plan that qualify as “ancillary benefits” shall continue to receive such benefits as required by the Pension Plan as long as the participant satisfies the conditions applicable to such benefits. The Actuarial Equivalent value of such participant’s Supplemental Benefit at retirement shall be paid as of the first day of the month following 105 days after the latest date the ancillary disability pension benefits could be paid, whether or not the ancillary disability pension benefits continue to be paid to such date. The form of payment shall be determined in accordance with clause (1) or (2) as applicable.

          (5) A participant who is entitled to a Supplemental Benefit and whose Separation from Service Date and Earliest Retirement Date both occurred before July 1, 2009 (other than a participant described in clause (3)) shall receive his Supplemental Benefits as of July 1, 2009, with the form of payment determined in accordance with clause (1) or (2) as applicable.

      (c) A participant’s Supplemental Benefit shall include an estimate of any service or compensation (such as during a severance period or bridge leave of absence) following the participant’s benefit commencement date that is required to be taken into account in calculating a participant’s Supplemental Benefit. In no event shall Honeywell be required to recalculate or otherwise true up the Supplemental Benefit actually paid.

      (d) For the purpose of determining the Actuarial Equivalent present value of a participant's accrued Supplemental Benefit, the "Applicable Mortality Table" and the "Applicable Interest Rate" shall be used, as defined below.

(1)	The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury pursuant to Code Section 417(e). Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which the present value is being determined (without regard to any other subparagraph of Code Section 807(d)(5)).

(2)

The "Applicable Interest Rate" means the average annual rate of interest on 30-year Treasury securities determined as of the third calendar month preceding the month during which the benefit commencement occurs.

     (e) In the event that a Supplemental Benefit becomes payable and the relevant Pension Plan or agreement is terminated in accordance with its terms, then the participant shall have a right to only the Supplemental Benefit accrued to the date of termination of the relevant Pension Plan or agreement. In such event, Honeywell shall remain liable for the payment of the Supplemental Benefit and payment shall be made at such times and in such manner as provided in this Section 4.01.

     (f) Except to the extent that a participant's Supplemental Benefit is funded as described in Section 4.01(a), the rights and interest of any participant, joint annuitant, or beneficiary to a Supplemental Benefit under this Plan shall be the same as any other unsecured creditor of Honeywell (or any successor thereto). In the event of any bankruptcy proceeding by or against Honeywell, a participant, joint annuitant or beneficiary shall be entitled to prove a claim for any unpaid portion of the benefit provided by the Plan.

(g) No person shall have a right to acceleration of any payment under the Plan. No person shall be entitled to anticipate such benefit by assignment, pledge or transfer in any form or manner prior to actual or constructive receipt of payment.

(h) Notwithstanding any provision of this Section 4.01 to the contrary, if a participant is a Specified Employee at his Separation from Service Date and payment under this Section 4.01 is required to be made or commence within the 6-month period following his Separation from Service Date, such payment shall be delayed if it is to be made in a single lump sum payment or accumulated if it is to be made in an annuity until the earlier of the first day of the seventh month following the Separation from Service Date or the first day of the month following the participant’s death, with no interest or earnings accruing on the delayed payments.

4.02 Death Benefits

      (a) If a participant receives his Supplemental Benefit in a single lump sum payment, no Supplemental Benefit shall be paid to his surviving spouse or beneficiary following his death.

      (b) If a participant elects to receive his Supplemental Benefit in an annuity that provides a survivor annuity or death benefit, the participant’s surviving spouse or beneficiary, as applicable, shall receive the applicable survivor benefit or death benefit following the participant’s death.

      (c) If a participant dies before he receives his Supplemental Benefit, his surviving spouse or beneficiary shall receive the Actuarial Equivalent value of any pre-retirement surviving spouse benefits or death benefits provided by the Pension Plan (1) in the form of the annuity required by the Pension Plan if the participant elected to receive his Supplemental Benefits in an annuity, or (2) in all other cases, in the form of a single lump sum payment. Such payment will be paid or begin to be paid as of the first day of the month following 105 days after the later of the participant’s death or the date that would have been the participant’s Earliest Retirement Date.

Article V - Administration

5.01 Plan Administrator - The Board of Directors shall name a Plan Administrator. Such Plan Administrator shall serve at the convenience of the Board of Directors and shall serve without compensation. The Plan Administrator shall keep such records as necessary for the proper administration of the Plan and shall report to the Board of Directors at such time or times as the Board of Directors shall designate.

5.02 Benefit Determination - The Plan Administrator shall determine the amount and timing of any benefit paid under the Plan. The Plan Administrator shall rely on the records of Honeywell in determining any participant's eligibility for and amount of benefit under the Plan. In the event that the Plan Administrator's reliance on the records of Honeywell causes a benefit to be over or under paid, the Plan Administrator shall adjust future payments to be increased or decreased as required. If such future payments are insufficient to recover any overpayment to a participant, the Plan Administrator shall withhold any payments then due a participant and take any action deemed appropriate to recover the balance of the overpayment.

5.03 Benefit Appeals - The Plan Administrator shall establish an appeals procedure as defined by U.S. Department of Labor regulations. Such procedures will provide that the participant has sixty (60) days upon receipt of any benefits or denial of benefits to file an appeal with the Plan Administrator. The Plan Administrator must respond within sixty (60) days of receiving the appeal, in writing, specifically identifying those Plan provisions on which the benefit denial was based and indicating what information the participant must supply in order to perfect a claim for benefits.

5.04 Nonduplication of Benefits - To avoid the duplication of benefits, the amount of any similar benefits under this Plan shall be offset and reduced by the amount of any similar benefit provided the participant under other supplemental pension plans sponsored by Honeywell International Inc. or its subsidiaries or affiliates (other than the Honeywell International Inc. Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above) for which the participant may be eligible, provided however that payment under all plans shall begin at the same time and in the same form of payment.

5.05 Compliance with Section 409A of the Code – The Plan is intended to comply with the applicable requirements of Section 409A of the Code, and will be administered in accordance with Section 409A of the Code to the extent that Section 409A of the Code applies to the Plan. Notwithstanding any provision of the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Code section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

Article VI - Amendment and Termination

6.01 Plan Amendments - Honeywell reserves the right to amend the plan from time to time. The Plan may be amended by the Committee; provided however, that no amendment shall reduce any benefit being paid or then payable to a participant. Further, no amendment shall reduce the benefits provided by the Plan to participants or alter in any manner the rights of the participants to benefits provided under this Plan.

6.02 Plan Termination - Honeywell reserves the right to terminate the Plan. However, such termination shall not adversely affect the rights of participants.

APPENDIX A
FUNDED BENEFITS
FOR DESIGNATED PARTICIPANTS

The following participants shall have the designated portion of their Plan benefits funded as permitted in Section 4.01(a):

	Lump Sum Value
Name	of Funded Benefit	Date Benefit Funded
----	-----------------	-------------------
Richard F. Wallman	$2,100,000	December 28, 2000

Barry C. Johnson	$1,400,000	December 28, 2000

The Committee (or its delegate) may determine that the portion of the Plan providing funded Supplemental Benefits to participants designated on this Appendix shall be separated from the remaining portion of this Plan as of December 20, 2000 (or such later date as may be established by the Committee) and shall thereafter constitute a separate plan, program or arrangement with terms and provisions identical to this Plan. Supplemental Benefits under such separate plan, program or arrangement and this Plan shall be calculated to avoid duplication or omission of benefits.

APPENDIX B

NAME	PAYMENT DATE
D. FLATT	11/1/09
T. WEIDENKOPF	1/1/11
N. DICCIANI	11/1/09